Exhibit 23.2

Gelteq Limited

The Directors

641 Glen Huntly Road, Caulfield

Melbourne

VIC 3162

Dear Directors,

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated March 30, 2022 relating to the consolidated financial statements of Gelteq Pty Limited and its subsidiaries as of June 30, 2021 and 2020 and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

UHY Haines Norton

Sydney

30 August 2022

An association of independent firms in Australia and New Zealand and a member of UHY International, a network of independent accounting and consulting firms.

UHY Haines Norton—ABN 85 140 758 156 NSWBN 98 133 826

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